EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. REPORTS SECOND QUARTER 2014 RESULTS

Diluted EPS Up 15% to $1.61
Versus Diluted EPS of $1.40 in the Year-ago Quarter,
On Record 2nd Quarter Sales of $1.59 Billion

Second Quarter Highlights

•	Adjusted diluted EPS increased 12% to $1.57

•	Gross margin increased 40 basis points to 22.9%

•	Operating income increased 8% to $92.4 million

•	Record second quarter Emerging Markets sales of $229 million, up 11%

GLENVIEW, IL, (Business Wire) July 29, 2014 - Anixter International Inc. (NYSE: AXE) today reported sales of $1.59 billion for the quarter ended July 4, 2014, a 0.4 percent increase compared to the year-ago quarter. Excluding the impact of the following two items, organic sales increased by 0.6 percent year-over-year:

•	$5.3 million from the unfavorable effect of copper pricing

•	$3.0 million from the favorable effect of foreign exchange

Adjusting for the impact of one less billing day in the current year quarter versus the year-ago quarter, reported sales would have increased by 2 percent.

On a sequential basis, sales increased 4.1 percent. Adjusting for the impact of two fewer billing days in the current quarter versus the first quarter of 2014, reported sales would have increased by 7 percent.

Operating income in the current quarter of $92.4 million increased by 7.8 percent versus $85.8 million in the year-ago quarter. Operating income would have increased by 9.3 percent excluding the $1.1 million negative operating income impact of the drop in copper prices year-over-year and the $0.2 million unfavorable foreign exchange impact. Operating margin of 5.8 percent increased by 40 basis points versus the prior year and increased by 20 basis points sequentially. Net income of $53.8 million increased by 16.5 percent versus $46.1 million in the year-ago quarter.

“We were pleased to achieve continued strong results across our European and Emerging Markets geographies, as steadily improving markets, combined with our unique global capabilities, offer a compelling value proposition to an increasing number of global customers. This is the sixth consecutive quarter we have achieved significant performance improvements in our OEM Supply - Fasteners segment, reflecting operational actions we took to reposition the business for profitable growth," commented Bob Eck, President and CEO. "While the recovery in our enterprise communications business has been slower than we had anticipated, we continue to experience gradual growth, and are encouraged by the strong backlog in our North America business. As we enter the second half of the year, we expect to see accelerating revenue growth from our first half trends, driven by improving North American markets.”

Income Statement Detail

Gross margin of 22.9 percent for the second quarter of 2014 compares to 22.5 percent in the year-ago quarter, with all three segments delivering improved margins. On a sequential basis, gross margin decreased by 30 basis points, caused by increased project billings and customer mix.

Operating expenses of $270.5 million for the second quarter of 2014 were flat versus the year-ago quarter, reflecting strong expense control while continuing to invest in strategic initiatives. Interest expense of $10.1 million decreased by $1.2 million compared to the prior year quarter. The decrease is a result of the retirement of the Notes due 2014. Foreign exchange and other expense of $2.6 million decreased by $1.1 million compared to the year-ago quarter due to lower foreign currency expense and a favorable comparison in the cash surrender value of company-owned life insurance policies.

Our effective tax rate of 32.5 percent reflects a net tax benefit of $2.0 million primarily related to the reversal of a deferred tax valuation allowance in Europe. Also, due to the change in the country level mix in the full year forecast of earnings, the second quarter of 2014 tax expense includes $0.4 million of additional expense to forecast an effective tax rate of 34.4 percent for the full year, excluding the tax benefit described above. The decline from 34.9 percent in the year-ago period is primarily due to a change in the country mix of earnings.

Segment Update

Enterprise Cabling and Security Solutions (“ECS”) sales of $817.4 million compares to $813.8 million in the prior year period. The 0.4 percent increase reflected growth in our European and Emerging Markets of 3.1 percent and 4.7 percent, respectively. Excluding the $2.8 million unfavorable impact from foreign exchange, organic sales increased 0.8 percent, driven by Emerging Markets organic sales growth of 6.6 percent. Security sales, which represent approximately 26 percent of total segment sales, decreased 2 percent in the quarter.

On a sequential basis, ECS sales increased 7.5 percent despite two fewer billing days in the current quarter. The sequential improvement reflected improving market conditions, typical seasonal trends, and the adverse impact of severe weather in North America on first quarter sales.

ECS operating income of $44.1 million compares to $42.0 million in the year-ago quarter. Operating margin of 5.4 percent increased by 70 basis points sequentially and 20 basis points compared to the prior year quarter.

Electrical and Electronic Wire and Cable (“W&C”) sales of $525.5 million compares to $530.6 million in the prior year period. The 1.0 percent decrease from the prior year period was driven by a drop of approximately $0.14, or 4.3 percent, in the average price of copper. European and Emerging Markets organic sales increased by 8.3 percent and 21.2 percent, respectively. On a sequential basis, W&C sales increased 2.2 percent despite two fewer billing days in the current quarter. The sequential improvement reflected a combination of typical seasonal trends and the adverse impact of severe weather in North America on first quarter sales.

W&C operating income of $36.1 million compares to operating income of $38.1 million in the year-ago quarter. Operating margin of 6.9 percent compares to 7.2 percent in both the first quarter of 2014 and in the year-ago quarter. Both the operating income and margin were negatively impacted by the drop in copper prices which was the largest cause of the decline.

OEM Supply - Fasteners ("Fasteners") sales of $243.1 million increased by 3.4 percent from the prior year quarter. Excluding the $6.1 million favorable impact from foreign exchange, organic sales increased by 0.8 percent year-over-year. Further excluding the $11.6 million impact resulting from the previously disclosed transition of an existing customer to dual source supply, organic sales growth would have been 6.1 percent. On a sequential basis, sales decreased by 2.6 percent primarily due to two fewer billing days in the current quarter.

Fasteners operating income of $12.2 million compares to operating income of $5.7 million in the year-ago quarter. Operating margin of 5.0 percent compares to operating margin of 2.4 percent in the prior year quarter and 5.1 percent in the first quarter of 2014. The improvement in operating margin versus the prior year is due to strong cost control actions as we continue to align the business with market conditions.

Cash Flow and Leverage

In the quarter, we generated $78.7 million of cash from operations, which compares to $62.5 million in the year-ago quarter. The strong cash flow reflects the combination of our operating results and further improvements in our working capital efficiency. Year-to-date we have generated $86.7 million in cash from operations.

“Although growth rates in our markets were slower than we anticipated, we are pleased to have delivered solid results, achieved through success in key growth initiatives, tight expense control and strong working capital management. We are committed to maintaining our strong balance sheet to provide financial flexibility, and will continue to pursue working capital initiatives that will enable us to enhance our cash flow generation,” commented Ted Dosch, Executive Vice President - Finance and CFO. “Our excellent financial position provides us the flexibility to continually evaluate the optimal use of our funds. We remain committed to pursuing growth opportunities and delivering shareholder value to our investors.”

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 41.7% compares to 44.9% at the end of 2013

•	Weighted average cost of borrowed capital of 4.6% compares to 4.9% in the year-ago quarter

•	$352.4 million of availability under bank revolving lines of credit at quarter end

•	$200.0 million of outstanding borrowings under the $300 million accounts receivable securitization facility at quarter end

Business Outlook

“With solid momentum in the second quarter in all of our segments in our European and Emerging Markets geographies, and evidence of improving sales trends in our North American markets, we believe we are well-positioned for accelerating growth in the second half of the year. In addition to steadily improving global markets, we believe our strategic initiatives will enable us to gain market share and exceed market growth. For the year, we expect to be at the low end of our previous estimate of mid-single-digit organic sales growth.” Eck concluded, “We have taken aggressive measures to align our cost structure with the current economic environment, while continuing to invest in our strategic growth initiatives, including security, emerging markets, industrial communication and control, in-building wireless and e-commerce. Through our global footprint, technical and engineering expertise, and highly customized supply chain solutions, we continue to help our customers take complexity, risk and cost out of their supply chains.”

Financial Results
(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	Jul 4, 2014	Jun 28, 2013	Percent Change	Jul 4, 2014	Jun 28, 2013	Percent Change
Net Sales	$1,586.0	$1,579.5	0.4%	$3,109.8	$3,070.4	1%
Operating Income	$92.4	$85.8	8%	$178.1	$166.8	7%
Net Income	$53.8	$46.1	17%	$101.2	$88.6	14%
Diluted Earnings Per Share	$1.61	$1.40	15%	$3.04	$2.67	14%
Diluted Weighted Shares	33.3	33.0	1%	33.3	33.2	0.2%

Second Quarter Earnings Call Details

We will host a conference call to discuss these results beginning at 9:30 a.m. Central Time today. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of our website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    1 (888) 505-4375
International dial-in:        1 (719) 457-1035
Passcode:            883 0188

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “Second Quarter 2014 Highlights and Operating Review” will be available on the company’s Investor Relations section of the website.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 450,000 products and $1 billion in inventory 3) approximately 210 warehouses with 7 million square feet of space and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on a GAAP basis and non-GAAP basis. We believe that by reporting organic growth which excludes the impact of acquisitions (when applicable), foreign exchange fluctuations and copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. From time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures, as reported by us, may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this report. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
(In millions, except per share amounts)	2014	2013	2014	2013

Net sales	$1,586.0	$1,579.5	$3,109.8	$3,070.4
Cost of goods sold	1,223.1	1,223.4	2,393.3	2,376.1
Gross profit	362.9	356.1	716.5	694.3
Operating expenses	270.5	270.3	538.4	527.5
Operating income	92.4	85.8	178.1	166.8
Interest expense	(10.1)	(11.3)	(21.3)	(24.9)
Other, net	(2.6)	(3.7)	(12.9)	(5.7)
Income before income taxes	79.7	70.8	143.9	136.2
Income tax expense	25.9	24.7	42.7	47.6
Net income	$53.8	$46.1	$101.2	$88.6

Income per share:
Basic	$1.63	$1.41	$3.07	$2.71
Diluted	$1.61	$1.40	$3.04	$2.67

Weighted-average common shares outstanding:
Basic	33.0	32.8	33.0	32.7
Diluted	33.3	33.0	33.3	33.2

Reportable Segments
Net sales:
Enterprise Cabling and Security Solutions	$817.4	$813.8	$1,577.5	$1,558.9
Electrical and Electronic Wire and Cable	525.5	530.6	1,039.7	1,048.4
OEM Supply - Fasteners	243.1	235.1	492.6	463.1
	$1,586.0	$1,579.5	$3,109.8	$3,070.4
Operating income:
Enterprise Cabling and Security Solutions	$44.1	$42.0	$80.1	$76.8
Electrical and Electronic Wire and Cable	36.1	38.1	73.0	79.4
OEM Supply - Fasteners	12.2	5.7	25.0	10.6
	$92.4	$85.8	$178.1	$166.8

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets (Unaudited)

	July 4,	January 3,
(In millions, except share and per share amounts)	2014	2014

Assets

Cash and cash equivalents	$121.4	$57.3
Accounts receivable, net	1,262.6	1,182.8
Inventories	992.2	959.8
Deferred income taxes	32.0	32.8
Other current assets	43.3	43.0
Total current assets	2,451.5	2,275.7

Property and equipment, net	110.4	104.0
Goodwill	344.0	342.1
Other assets	144.3	139.0
Total assets	$3,050.2	$2,860.8

Liabilities and Stockholders' Equity

Accounts payable	$790.8	$691.9
Accrued expenses	191.3	210.5
Total current liabilities	982.1	902.4

5.625% senior notes	350.0	350.0
Accounts receivable securitization facility	200.0	145.0
5.95% senior notes	200.0	200.0
Revolving lines of credit and other	72.1	108.9
10.0% senior notes	—	32.1
Other liabilities	97.7	95.0
Total liabilities	1,901.9	1,833.4

Stockholders' equity	1,148.3	1,027.4
Total liabilities and stockholders’ equity	$3,050.2	$2,860.8

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
(In millions)	July 4,	June 28,
	2014	2013

Operating activities
Net income	$101.2	$88.6

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	11.4	11.1
Stock-based compensation	6.6	6.8
Amortization of intangible assets	3.9	4.2
Amortization of deferred financing costs	1.1	1.4
Accretion of debt discount	0.1	2.5
Excess income tax benefit from employee stock plans	(3.6)	(1.2)
Deferred income taxes	(3.8)	10.0
Pension plan contributions	(8.3)	(6.5)
Pension plan expenses	2.3	8.4
Changes in current assets and liabilities, net	(22.4)	(11.6)
Other, net	(1.8)	—
Net cash provided by operating activities	86.7	113.7

Investing activities
Capital expenditures, net	(17.1)	(17.9)
Net cash used in investing activities	(17.1)	(17.9)

Financing activities
Proceeds from borrowings	625.4	1,186.9
Repayment of borrowings	(606.1)	(1,019.8)
Retirement of Notes due 2014	(32.3)	—
Proceeds from stock options exercised	4.2	7.4
Excess income tax benefit from employee stock plans	3.6	1.2
Deferred financing costs	(0.5)	—
Retirement of Notes due 2013	—	(300.0)
Other	(1.7)	(1.5)
Net cash used in financing activities	(7.4)	(125.8)

Increase (decrease) in cash and cash equivalents	62.2	(30.0)

Effect of exchange rate changes on cash balances	1.9	(2.0)

Cash and cash equivalents at beginning of period	57.3	89.4
Cash and cash equivalents at end of period	$121.4	$57.4

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited)

Second Quarter 2014 Sales Growth Trends
		Adjustments for:
(In millions)	Second Quarter 2014 (as reported)	Foreign Exchange Impact	Copper Impact	Second Quarter 2014 (as adjusted)	Second Quarter 2013	Organic Growth
Enterprise Cabling and Security Solutions
North America	$596.8	$4.3	$—	$601.1	$602.1	-0.2%
Europe	82.7	(3.9)	—	78.8	80.2	-1.8%
Emerging Markets	137.9	2.4	—	140.3	131.5	6.6%
Enterprise Cabling and Security Solutions	$817.4	$2.8	$—	$820.2	$813.8	0.8%
Electrical and Electronic Wire and Cable
North America	$369.5	$6.3	$3.8	$379.6	$397.3	-4.5%
Europe	88.1	(6.9)	1.3	82.5	76.3	8.3%
Emerging Markets	67.9	0.9	0.2	69.0	57.0	21.2%
Electrical and Electronic Wire and Cable	$525.5	$0.3	$5.3	$531.1	$530.6	0.1%
OEM Supply - Fasteners
North America	$98.7	$—	$—	$98.7	$102.6	-3.8%
Europe	121.1	(6.9)	—	114.2	113.9	0.3%
Emerging Markets	23.3	0.8	—	24.1	18.6	29.4%
OEM Supply - Fasteners	$243.1	$(6.1)	$—	$237.0	$235.1	0.8%
Total Anixter International	$1,586.0	$(3.0)	$5.3	$1,588.3	$1,579.5	0.6%
Geographic Sales
North America	$1,065.0	$10.6	$3.8	$1,079.4	$1,102.0	-2.1%
Europe	291.9	(17.7)	1.3	275.5	270.4	1.9%
Emerging Markets	229.1	4.1	0.2	233.4	207.1	12.7%
Total Anixter International	$1,586.0	$(3.0)	$5.3	$1,588.3	$1,579.5	0.6%

June Year-to-Date 2014 Sales Growth Trends
		Adjustments for:
(In millions)	June YTD 2014 (as reported)	Foreign Exchange Impact	Copper Impact	June YTD 2014 (as adjusted)	June YTD Quarter 2013	Organic Growth
Enterprise Cabling and Security Solutions
North America	$1,148.7	$10.5	$—	$1,159.2	$1,168.7	-0.8%
Europe	166.3	(6.5)	—	159.8	151.5	5.5%
Emerging Markets	262.5	6.6	—	269.1	238.7	12.7%
Enterprise Cabling and Security Solutions	$1,577.5	$10.6	$—	$1,588.1	$1,558.9	1.9%
Electrical and Electronic Wire and Cable
North America	$737.0	$16.3	$13.2	$766.5	$777.0	-1.4%
Europe	170.6	(11.2)	3.1	162.5	152.9	6.3%
Emerging Markets	132.1	2.3	1.1	135.5	118.5	14.4%
Electrical and Electronic Wire and Cable	$1,039.7	$7.4	$17.4	$1,064.5	$1,048.4	1.5%
OEM Supply - Fasteners
North America	$203.0	$0.2	$—	$203.2	$201.4	0.9%
Europe	243.8	(10.9)	—	232.9	228.1	2.1%
Emerging Markets	45.8	1.5	—	47.3	33.6	40.7%
OEM Supply - Fasteners	$492.6	$(9.2)	$—	$483.4	$463.1	4.4%
Total Anixter International	$3,109.8	$8.8	$17.4	$3,136.0	$3,070.4	2.1%
Geographic Sales
North America	$2,088.7	$27.0	$13.2	$2,128.9	$2,147.1	-0.8%
Europe	580.7	(28.6)	3.1	555.2	532.5	4.3%
Emerging Markets	440.4	10.4	1.1	451.9	390.8	15.6%
Total Anixter International	$3,109.8	$8.8	$17.4	$3,136.0	$3,070.4	2.1%

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) - continued
(In millions, except per share amounts)
	Positive (Negative) impact
	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2014	2013	2014	2013
Items impacting comparability of results:
Items impacting operating income:
None	$—	$—	$—	$—

Items impacting other expenses:
Foreign exchange loss from the devaluation of foreign currencies	—	—	(8.0)	—
Total of items impacting other expenses	$—	$—	$(8.0)	$—
Total of items impacting pre-tax income	$—	$—	$(8.0)	$—
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	—	—	2.7	—
Primarily reversal of deferred income tax valuation allowances	2.0	—	6.9	—
Impact of change in forecast on effective tax rate	(0.4)	—	—	—
Total of items impacting income taxes	$1.6	$—	$9.6	$—
Net income impact of these items	$1.6	$—	$1.6	$—
Diluted EPS impact of these items	$0.04	$—	$0.05	$—

GAAP to Non-GAAP Net Income and EPS Reconciliation:
Reconciliation to most directly comparable GAAP financial measure:
Net income – Non-GAAP	$52.2	$46.1	$99.6	$88.6
Items impacting net income	1.6	—	1.6	—
Net income – GAAP	$53.8	$46.1	$101.2	$88.6
Diluted EPS – Non-GAAP	$1.57	$1.40	$2.99	$2.67
Diluted EPS impact of these items	0.04	—	0.05	—
Diluted EPS – GAAP	$1.61	$1.40	$3.04	$2.67

Items impacting comparability of Operating Income by Segment

No items significantly impacted the comparability of operating income.

2014 and 2013 Effective Tax Rate – GAAP and Non-GAAP
	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2014	2013	2014	2013
Income before taxes – GAAP	$79.7	$70.8	$143.9	$136.2
Income tax expense	$25.9	$24.7	$42.7	$47.6
Effective income tax rate	32.5%	34.9%	29.6%	34.9%

Total of items impacting pre-tax income above	$—	$—	$(8.0)	$—
Total of items impacting income taxes above	$1.6	$—	$9.6	$—

Income before income taxes – Non-GAAP	$79.7	$70.8	$151.9	$136.2
Income taxes expense – Non-GAAP	$27.5	$24.7	$52.3	$47.6
Adjusted income tax rate	34.4%	34.9%	34.4%	34.9%